The Chase Manhattan Bank                             George Neuman
1411 Broadway, 5th Floor                             Vice President
New York, NY 10018                                   Seventh Avenue Region
Tel 212-391-4050
Fax 212-391-7118


August 14,1997


Mr. Gary Klocek
Controller
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, PA 19007

Dear Gary:

     We are pleased to advise you that based on your annual financial statements for the fiscal year 1996, The Chase Manhattan Bank (the "Bank") has approved your request for a line of credit in the amount of $25,000,000. Our officers may, at their discretion, make short term loans to Jones Apparel Group, Inc.
on such terms as are mutually agreed upon between us from time to time. We also advise a $45,000,000 participation in the $150,000.000 line of credit for commercial letters of credit extended by CoreStates Bank, N.A.

     Borrowings under this line are intended to be used to meet your normal short term working capital needs and will bear interest at such a rate as shall be mutually agreed upon by each of us from time to time.

     As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate and the receipt and continuing satisfaction with current financial information, which information will be furnished to the Bank as it may from time to time reasonably request. This line expires on June 30, 1998.

     We are pleased to be of service and trust you will call on us to assist in any of your banking requirements.

Very truly yours,

 /s/ George Neuman